UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MAMA’S CREATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MAMA’S CREATIONS, INC.
25 Branca Road
East Rutherford, New Jersey 07073
(201) 531-1212

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS
TO BE HELD JULY 2, 2026

Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Mama’s Creations, Inc., a Nevada corporation, which will be held on July 2, 2026, at 11:30 A.M. Eastern. The Annual Meeting will be a virtual meeting to be held as a listen-only conference call by calling 877-407-3088 (Toll Free). The meeting will be held solely by remote communication, and there will not be a physical meeting location. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 877-804-2062 (toll free) or email proxy@equitystock.com.

The meeting will be held for the following purposes:

1.	election of five (5) directors;

2.	ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027; and

3.	advisory vote to approve executive compensation.

In addition, at the Annual Meeting, we will conduct any other business that may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on May 6, 2026, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection for ten days prior to the Annual Meeting at the Offices of the Company located at 25 Branca Road, East Rutherford, New Jersey 07073.

By Order of the Board of Directors

May 18, 2026	/s/ Adam L. Michaels
East Rutherford, New Jersey	Adam L. Michaels
CEO and Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held July 2, 2026.

The Notice of Annual Meeting & Proxy Statement, Annual Report, and Form of Proxy are available electronically at:
www.MAMA.vote

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

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MAMA’S CREATIONS, INC.
25 Branca Road
East Rutherford, New Jersey 07073

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 2, 2026

This proxy statement is being furnished to the stockholders of Mama’s Creations, Inc. (together with its subsidiaries, “Company”, “Mama’s Creations,” “we,” “us,” or “our”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders to be held via the internet on July 2, 2026, and at any and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Accompanying this proxy statement is a proxy/voting instruction form (the “Proxy”) for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement. It is contemplated that this proxy statement and any accompanying form of proxy will be first mailed to Mama’s Creations stockholders on or about May 18, 2026.

The Company will solicit stockholders by mail through its regular employees and will request banks and brokers and other custodians, nominees, and fiduciaries to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for reasonable out-of-pocket costs. In addition, the Company may use the services of its officers and directors to solicit proxies, personally or by telephone, without additional compensation.

For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of the Company located at 25 Branca Road, East Rutherford, New Jersey 07073 so that stockholders of record may inspect the list only for proper purposes.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Company is soliciting your proxy vote at the Annual Meeting because you were the owner of record of one or more shares of common stock of the Company at the close of business on May 6, 2026, the record date for the meeting (the “Record Date”), and are therefore entitled to vote at the Annual Meeting.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person or persons (the “proxy” or “proxies,” respectively) to vote on your behalf. By giving your proxy, you are authorizing the designated persons the authority to vote your shares of common stock at the Annual Meeting in the manner you indicate on your proxy card. If you authorize the proxies but do not give directions with respect to any nominee or other proposal, the proxies will vote your shares as recommended by the Board. The proxies are authorized to vote in their discretion (except as otherwise provided below) if other matters are properly submitted at the Annual Meeting, or any adjournments or postponements thereof.

Q:	When and where is the Annual Meeting?

A:	The Annual Meeting will be held on Thursday, July 2, 2026, at 11:30 A.M. Eastern. The meeting will be held solely by remote communication and there will not be a physical meeting location.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholder of Record: If your shares of common stock are registered directly in your name with the Company’s transfer agent, Equity Stock Transfer, you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name.” If you are a beneficial stockholder, these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank, or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank, or other nominee how to vote.

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Q:	How do I vote?

A:	While you should follow the specific voting instructions given by your bank, broker or other nominee, here is a summary of the common voting methods:

Stockholders of Record

A stockholder of record may vote shares in any of the following ways:

●	mailing a completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;

●	voting over the Internet as instructed on the enclosed proxy card; or

●	voting by telephone (separate from the listen-only line for the virtual meeting) as instructed on the enclosed proxy card.

If you vote by Internet or by telephone, then your electronic vote will authorize the named proxies in the same manner as if you signed, dated, and returned a proxy card by mail.

Beneficial Owners

If you were a beneficial owner of record as of the Record Date (i.e., you held your shares in an account at a brokerage firm, bank, or other similar agent), then you should receive voting instructions from your brokerage firm, bank, or other similar agent.

If you are a beneficial owner who holds their shares in street name, then you will need to request and obtain a legal proxy from your bank, broker, or nominee in order for you to vote during the Annual Meeting. In addition, you may request paper copies of this proxy statement from your broker, bank, or nominee by following the instructions they provide to you.

The Board knows of no other matters that may be brought before the meeting other than those set forth in this proxy statement. If any other matters are presented at the meeting on which a vote may properly be taken, the persons named as proxy holders will vote thereon in accordance with their best judgment.

Q:	Who may attend the Annual Meeting?

A:	Our Board has fixed the close of business on the Record Date for purposes of determining stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, 40,707,000 common shares of our stock were outstanding, each of which represents one vote to be cast on each matter presented at the Annual Meeting.

Q:	How may I attend the Annual Meeting?

A:	Although we encourage all record holders and beneficial owners to cast their votes in advance via proxy, they may listen to the Annual Meeting proceedings via live audio conference and participate via online voting. Set forth below is a summary of the information needed to attend the Annual Meeting:

Listen Only

●	Whether or not they have cast their votes in advance of the meeting, record holders and beneficial owners may access an audio-only conference call by calling 877-407-3088 (Toll Free) or +1 877-407-3088 (International) and verifying their status as a stockholder. Please have your 12-digit control number available to expedite verification.

Stockholders of Record (direct)

●	Stockholders of record as of the Record Date can access the audio-only conference call identified above by verifying their status as a stockholder. Please have your 12-digit control number available to expedite verification.

●	Stockholders of record as of the Record date also can vote while polls are open during the Annual Meeting by visiting www.MAMA.vote and entering their 12-digit control number.

Beneficial Owners (via legal proxy)

●	Any beneficial owner who desires to vote during the Annual Meeting will need to obtain a legal proxy from their broker, bank, or other agent sufficiently in advance of the Annual Meeting.

Once you have requested and received a legal proxy from your broker, bank or other agent, it should be emailed to our transfer agent, Equity Stock Transfer, at proxy@equitystock.com, with the subject line “Legal Proxy.” Please include proof from your broker, bank, or other agent of your legal proxy (e.g., a forwarded email from your broker, bank or other agent with your legal proxy attached, or an image of your valid legal proxy attached to your email).

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Requests for recognition of a legal proxy must be received by Equity Stock Transfer as far in advance as possible, but no later than 5:00 p.m. Eastern Time, on June 30, 2026. Timely submissions should receive a confirmation email from equitystock.com, which will provide a unique 12-digit control number.

●	A beneficial owner who has completed the legal proxy request and submission process (described above) can access the audio-only conference call identified above by verifying their status as a stockholder with a legal proxy in place. Please have your 12-digit control number available to expedite verification.

●	Those beneficial owners who possess a control number also can vote while polls are open during the Annual Meeting by visiting www.MAMA.vote and entering their 12-digit control number for verification.

Q:	What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A:	Technicians will be ready to assist you with any technical difficulties you may have in accessing the virtual Annual Meeting. If you encounter any difficulties, please call: 877-804-2062 (Toll Free) or email proxy@equitystock.com.

Q:	If I voted by proxy, can I still attend and vote at the Annual Meeting?

A:	Yes. Even if you have already voted by proxy, you may still vote online during the Annual Meeting so long as you contact Equity Stock Transfer at proxy@equitystock.com at least 24 hours before the start of the Annual Meeting.

If you are a beneficial owner whose shares are held in street name, then you are not the stockholder of record, and you must also complete the legal proxy request and submission process before the applicable deadline, as summarized above.

Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:	Yes, if you own shares of common stock as a stockholder of record, you may change your vote at any time before your proxy is voted at the Annual Meeting in one of four ways:

1.	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

2.	timely deliver written notice that you have revoked your proxy to our corporate secretary at the following address:

Mama’s Creations
25 Branca Road
East Rutherford, NJ 07073
Attn: Corporate Secretary

3.	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

4.	attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting, however, will not revoke your proxy or change your voting instructions; you must vote online during the Annual Meeting to change your vote.

If you are a beneficial owner of shares held in street name and you have instructed your bank, broker, or other nominee to vote your shares, you may revoke your proxy at any time before it is exercised by:

●	following the requirements of your bank, broker, or nominee through which your shares are registered; or

●	voting online at the Annual Meeting by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot.

Q:	How does discretionary voting authority apply?

A:	If you sign, date, and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Adam L. Michaels and Anthony Gruber, or either of them, to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the Annual Meeting. In that event, your proxy will be voted consistent with the Board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Adam L. Michaels and Anthony Gruber.

Q:	What constitutes a quorum?

A:	According to our Bylaws, one or more persons present at the meeting in person and holding or representing by proxy more than 50% of the total issued shares constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, vote by telephone or Internet, or attend the Annual Meeting virtually. Abstentions and broker non-votes are counted as “shares present and entitled to vote” at the Annual Meeting for purposes of determining whether a quorum is present at the meeting.

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Q:	What are broker non-votes?

A:	A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you, and you do not give any instruction. Unless instructed otherwise by you, brokers, banks, and other street name holders will not have discretionary authority to vote on Proposals 1 or 3 at the Annual Meeting and will be considered “broker non-votes,” having no effect on the relevant resolution. Conversely, Proposal 2 is considered to be “routine,” and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on Proposal 2.

Q:	What are the required votes for each proposal?

A:	Each proposal will be decided by a separate vote based on the following standards (assuming a quorum is present):

1.	Election of Directors — Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote, which means that the five nominees receiving the most votes will be elected.

2.	Ratification of Auditors — This proposal will be approved if the votes cast for exceed the votes cast against the action.

3.	Executive Compensation — This proposal will be approved if the votes cast for exceed the votes cast against the action.

Q:	How do I submit a stockholder proposal or director nomination for the next Annual Meeting?

A:	Stockholder proposals (other than director nominations) that are submitted for inclusion in our proxy statement for our Annual Meeting of Stockholders to be held in 2027 must follow the procedures and requirements of the federal securities laws, including Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, such proposals must be received by us at our principal executive office no later than January 20, 2027.

If a stockholder does not submit a proposal for inclusion in our proxy statement but desires to propose an item of business to be considered at an annual meeting of stockholders or to nominate persons for election as a director at an annual meeting, then the stockholder must give timely written notice of such proposal or nominations to our corporate secretary at our principal executive office, which is 25 Branca Road, East Rutherford, NJ 07073. To be timely under our Bylaws, we must receive notice of the stockholder’s intention to propose an item of business or to nominate persons for election as a director no later than thirty days prior to the meeting date, and the notice must otherwise comply with certain other requirements contained in our Bylaws as well as all applicable statutes and regulations.

In any case, a stockholder’s notice will not be deemed to be submitted until we have received all of the required information.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of this year’s annual meeting. If the date of the annual meeting of stockholders to be held in 2027 is changed by more than 30 calendar days from the anniversary of this year’s annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 annual meeting is first made. Accordingly, for the 2027 annual meeting, we must receive such notice no later than May 3, 2027.

Q:	What does it mean if I receive more than one proxy card?

A:	Your shares are likely registered differently or are held in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

Q:	Who pays to prepare, mail and solicit the proxies?

A:	The Company is paying all of the costs of preparing and mailing this proxy statement and soliciting proxies for this Annual Meeting. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

Q:	Can I access these proxy materials on the Internet?

A:	Yes. This Proxy Statement, Annual Report on Form 10-K, a sample form of proxy, and a link to the means to vote by Internet are available at www.MAMA.vote.

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PROPOSAL 1:
ELECTION OF DIRECTORS

The Board currently consists of six authorized directors. The Board has fixed at five the number of directors to be elected at the Annual Meeting. The Nominating and Governance Committee of the Board has nominated five incumbent directors, identified below, to stand for election, each to serve a one-year term to expire at the next annual meeting of stockholders or until their successor is duly qualified and elected. Current director, Shirley Romig, is not standing for re-election and her term will expire at the Annual Meeting. The Board wishes to express its sincere gratitude to Ms. Romig for her many significant contributions and years of dedicated service to the Company and its stockholders. As a result of the foregoing, the Board, upon recommendation of its Nominating and Governance Committee, has also acted to establish that the Board consists of a total of five directorships immediately following the conclusion of the Annual Meeting.

The persons named as “Proxies” in the enclosed Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies. If no choice has been specified by a stockholder, the shares will be voted FOR the nominees.

Director Nominee	Age	Titles	Director Since
Lynn L. Blake	59	Lead Independent Director	2023
Fred D. Halvin	63	Director	2026
Meghan Henson	57	Director	2023
Dean Janeway	82	Director	2013
Adam L. Michaels	49	Chief Executive Officer, Chairman of the Board of Directors	2022

Mr. Halvin is standing for election for the first time, and he was first identified as a potential director by our Chief Executive Officer.

If at the time of the Annual Meeting any of the nominees named below should be unable or unwilling to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

Director Nominees

The following sets forth certain information about each of the director nominees:

Lynn L. Blake has over 30 years of financial leadership experience, including Chief Financial Officer experience at multiple publicly traded companies, a private equity-owned portfolio company, and a venture-backed startup. Most recently, Ms. Blake was Chief Financial Officer of Nuwellis, Inc., a medical device company, from October 2022 to September 2023. Prior to this, she was Managing Director at Growth Operators LLC, a business consulting firm, from January 2020 to October 2022. Before this, Ms. Blake was Chief Financial Officer at Tactile Systems Technology, Inc., a medical device development company, from April 2016 to September 2018. Her career began in the management development track at Honeywell International, and subsequent key highlights include successful public markets execution and transaction experience as a C-suite executive at several publicly traded companies. Currently, Ms. Blake serves on various private and non-profit boards, including Elire, LLC, Volunteers of America – MN/WI and the CFO Leadership Council Twin Cities chapter. Ms. Blake holds a BBA in Accounting & Finance from the University of Wisconsin – Madison, as well as an MBA from the Carlson School of Management at the University of Minnesota. Ms. Blake also holds a CPA certificate (inactive) from the State of Minnesota.

In nominating Ms. Blake as a director, the Board considered her expertise and numerous years of experience in financial leadership, as well as her background in other senior leadership positions and public company experience.

Fred D. Halvin brings over 35 years of executive experience in the food manufacturing and sales industry, having served Hormel Foods Corporation from May 1985 to December 2022. Throughout his tenure, he held multiple leadership positions, including Vice President of Corporate Development, Director of Corporate Development, Director of Investor Relations, Treasurer, Assistant Controller, Manager of Tax, and Cost Accountant. In these roles, Mr. Halvin led strategic initiatives in corporate development and M&A, oversaw corporate structuring, and managed investor communications. His expertise includes product costing and supporting organizational growth through strategic planning and financial leadership. He currently serves as a Board Member of WTI, a food ingredients company, and has additional board and governance experience through Hormel Foods International, the MegaMex joint venture and the Carapelli Olive Oil joint venture. Mr. Halvin holds a B.A. in Accounting from Midland University and completed the Management Executive Program at the Carlson School of Management.

The Board determined that Mr. Halvin is qualified to serve as a director given his breadth of knowledge in corporate finance, strategy, M&A and stakeholder relations.

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Meghan Henson is an experienced senior human resources executive, having held senior HR roles in organizations across multiple industries. She is presently the Chief Human Resources Officer (CHRO) of Agilent Technologies of Santa Clara, CA. Her earlier leadership roles include Chief People Officer at Aetna Insurance in Hartford, CT from 2023-2024, CHRO of Avantor in Radnor, PA from 2020-2023, CHRO of XPO Logistics, Greenwich, CT from 2016-2020 and CHRO of Chubb Insurance, Warren, NJ from 2013-2016. Earlier in her career, Meghan held various HR leadership roles with PepsiCo from 2004-2013. Prior to PepsiCo, she served as Senior Manager, Human Capital for Deloitte Consulting from 2001-2004 and Manager, HR, and Change Management for Towers Perrin (now Willis Towers Watson) from 1997-2001. She holds an MBA with emphasis in Organizational Behavior from the University of Michigan and a Bachelor of Arts, Political Science and East Asian Studies at University of Wisconsin – Madison. During her tenure at the University of Wisconsin – Madison, she was elected Student Body President.

The Board determined that Ms. Henson’s breadth of executive experience and expertise in leading human resources functions for large companies would provide valuable insight to the Board.

Dean Janeway is an executive with more than 40 years of broad leadership skills and extensive experience in the areas of corporate strategy, business development, operational oversight and financial management. From 1966 through 2011, Mr. Janeway served in various positions at Wakefern Food Corp., the largest retailer- owned cooperative in the United States. From 1966 through 1990, Mr. Janeway advanced through various positions of increasing responsibility including positions in Wakefern’s accounting, merchandising, dairy-deli, and frozen foods divisions. From 1990 through 1995 Mr. Janeway provided oversight for all of Wakefern’s procurement, marketing, merchandising, advertising and logistics divisions. From 1995 until his retirement in 2011, Mr. Janeway served as President and Chief Operating Officer of Wakefern, providing primary oversight for the company’s financial and treasury functions, human resources, labor relations, new business development, strategic acquisitions, government relations, corporate social responsibility, sustainability initiatives and member relations. Mr. Janeway previously served as the chairman for the National Grocers Association from 1993 through 2001. From 2009 through the present, Mr. Janeway has served as the Chairman of the Foundation for the University of Medicine and Dentistry of New Jersey. Mr. Janeway received his B.A. in Marketing from Rutgers University.

The Board determined that Mr. Janeway’s qualifications to serve as a director include his notable business and leadership experience in all areas of management, particularly in the food industry. He also has experience in the area of wholesale distribution, due to his past position at Wakefern and possesses knowledge of running and managing companies and a proven track record of success in such endeavors.

Adam L. Michaels was appointed Chief Executive Officer and a member of the Board of Directors of the Company effective September 6, 2022, and was appointed Chairman of the Board effective February 1, 2023. Mr. Michaels is an experienced food industry executive and former management consultant. Prior to joining the Company, he worked at Mondelez International, a multinational food and beverage company. Over nine years, he held numerous roles with increasing responsibility at Mondelez across Supply Chain, Commercial Sales & Marketing, and Strategy. Mr. Michaels was most recently responsible for M&A and Commercial activities within North American Ventures – a business unit comprised of smaller, high-growth brands. Before joining Mondelez, Mr. Michaels was a Principal at Booz & Company, a management consulting firm, for seven years, where he specialized in the Food & Beverage sector. Mr. Michaels holds an MBA in Marketing & Management from Columbia Business School and a BSE in Bioengineering from the University of Pennsylvania.

The Board determined that Mr. Michaels is qualified to serve as a director given his extensive food and beverage experience, corporate strategy background, understanding of consumer insights and analytics, and prior work accelerating brands across their growth lifecycles.

Required Vote

Provided a quorum is present, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote, which means that the five nominees receiving the most votes will be elected. Abstentions and broker non-votes will have no effect on the vote on this Proposal 1.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

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CORPORATE GOVERNANCE

Director Independence

Based on information provided by each director concerning their background, employment and affiliations, the Board has determined that each of Lynn L. Blake, Fred Halvin, Meghan Henson, Dean Janeway and Shirley Romig, are “independent directors” as defined in the applicable listing standards of the Nasdaq Stock Markets LLC (“Nasdaq”) and that each of them is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership.

Board Leadership Structure

Our Company does not have a written policy with respect to separation of the roles of Chief Executive Officer and Chairman because the Board believes it is in the best interests of our stockholders to make that determination based on the applicable circumstances. However, the Board has an established practice that, whenever the roles of Chief Executive Officer and Chairman are combined, the Board will appoint a lead independent director.

Ms. Blake has served as Lead Independent Director since her appointment by the Board to that position effective May 2024. The Board believes Ms. Blake’s experience as a member of boards of directors and as chair of our Board’s Audit Committee qualifies her to serve as our Lead Independent Director. The Board has determined that, based on the current characteristics and circumstances of the Company at this time, separating the roles of Chairman and Chief Executive Officer is not necessary and having Mr. Michaels serve in both roles is both appropriate and in the best interests of our stockholders.

Our Lead Independent Director (i) organizes, convenes and presides over executive sessions of the independent directors, (ii) serves as a liaison between the Chief Executive Officer and the independent directors, (iii) consults with the Chief Executive Officer and other members of management in establishing schedules and agendas for meetings of the Board, and (iv) serves in such other capacities as the independent directors may determine from time to time.

The Board’s Role in Risk Oversight

The Board is actively involved in the oversight of risks facing our Company and endeavors to provide management with guidance on the mitigation of identified risks as well as risks related to our overall operations. Among other risks, the Board maintains oversight of product liability risks and has not specifically assigned oversight for that risk area to any of the Board’s committees. The Board has designated certain committees of the Board as responsible for other areas of risk relating to their respective focuses:

●	The Audit Committee is responsible for the oversight of financial risk relating to our consolidated financial statements and financial reporting processes (including our disclosure controls and internal control over financial reporting) and cybersecurity, information technology, and data security risks and threats.

●	The People and Compensation Committee is responsible for the oversight of company-wide compensation risk and reviews on an annual basis whether the risks arising from our compensation policies and practices concerning our employees generally are reasonably likely to have a material adverse effect on the Company.

●	The Nominating and Governance Committee monitors the risks related to our governance structure, policies, and procedures.

The chair of each committee is responsible for reporting to the full Board the activities of the committee, the significant issues that have been presented to or otherwise discussed by the committee, and the committee’s final determination with respect to such issues, as appropriate. By leveraging the particular competencies of its committees, the Board actively utilizes its leadership structure to administer its role in the risk oversight of the Company.

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Risks Arising from Compensation Policies and Practices

Our management evaluates the risks arising from our company-wide compensation policies and practices with respect to employees. Management has analyzed our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. In connection with its risk oversight role, our People and Compensation Committee reviews management’s analyses and conclusions.

The People and Compensation Committee believes it has implemented an executive compensation program that provides our named executive officers with incentives to drive business and financial results, but not in a manner that encourages excessive or unnecessary risk-taking behaviors. The committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with the Board when warranted. To date, the committee has not identified any incentive compensation features that encourage inappropriate risk-taking. This is demonstrated by the following features:

●	competitive base salaries;

●	establishing annual financial performance metrics for our cash incentive plan that are challenging but achievable;

●	utilizing multiple financial metrics to determine payments under our annual cash incentive program, which ensures that management is not overly focused on any single aspect of business or stock performance; and

●	providing opportunities for equity awards that vest over multi-year periods, which promotes a longer-term view of our Company’s success.

Committees of the Board and Meeting Attendance

The Board met seven times during the fiscal year ended January 31, 2026. All directors attended greater than 75% of the meetings of the Board and of the committees on which they served during that same fiscal year. We do not have a policy regarding attendance of members of the Board at annual meetings of our stockholders. Two out of five directors attended our last annual meeting of stockholders, which was held virtually in July 2025.

Our Board maintains an Audit Committee, a People and Compensation Committee and a Nominating and Governance Committee. The following is a description of the functions performed by each of these committees.

Audit Committee

Mses. Blake, Henson and Romig currently serve as members of the Company’s separately designated Audit Committee, in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with Ms. Blake acting as its Chair. During the fiscal year ended January 31, 2026, the Audit Committee met six times. The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2026, with the Company’s management. The Board has determined that Ms. Blake is an “audit committee financial expert” as defined by applicable regulations of the SEC.

The function of the Audit Committee, as detailed in the Audit Committee Charter, available on our website at https://ir.mamascreations.com/governance-management-directors, is to provide assistance to the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, management practices, reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and Company management.

The independent directors meet the heightened independence standards of Nasdaq and the SEC.

The Audit Committee pre-approved all services provided by our independent auditors for the fiscal year ended January 31, 2026.

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People and Compensation Committee

Mses. Henson, Blake and Romig currently serve as members of the People and Compensation Committee, with Ms. Henson acting as its Chair. During the fiscal year ended January 31, 2026, the People and Compensation Committee met six times. The People and Compensation Committee charter is available on our website at https://ir.mamascreations.com/governance-management-directors.

Each member of the People and Compensation Committee meets the heightened independence standards of Nasdaq and the SEC.

The People and Compensation Committee establishes the Company’s general compensation policy and, except as prohibited by law, may take any and all actions that the Board could take relating to compensation of directors, executive officers, employees and other parties. The People and Compensation Committee’s role is to (i) evaluate the performance of the Company’s executive officers, (ii) set compensation for directors and executive officers, (iii) make recommendations to the Board on adoption of compensation plans, (iv) administer the Company’s clawback policy, and (iv) administer Company compensation plans. When evaluating potential compensation adjustments, the People and Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the performance and/or contribution to the Company’s overall performance by other executive officers and other key employees.

The People and Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Nominating & Corporate Governance Committee

Dean Janeway, and Mses. Henson, Romig, and Blake currently serve as members of the Nominating & Corporate Governance Committee, with Mr. Janeway acting as its Chair. During the fiscal year ended January 31, 2026, the Nominating & Corporate Governance Committee met four times.

The Nominating & Corporate Governance Committee’s role is to identify and recommend candidates for positions on the Board of Directors. The Nominating & Corporate Governance Committee’s policies are subject to annual review.

The function of the Nominating & Corporate Governance Committee, as detailed in the Nominating & Corporate Governance Committee Charter, available on our website at https://ir.mamascreations.com/governance-management-directors, is to recommend to the Board the slate of director nominees for election to the Board and to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings. The Nominating & Corporate Governance Committee has established certain broad qualifications in order to consider a proposed candidate for election to the Board. The Nominating & Corporate Governance Committee has a strong preference for candidates with prior board experience with public companies. The Nominating & Corporate Governance Committee will also consider such other factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors include judgment, skill, background, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

It is the policy of the Nominating & Corporate Governance Committee to consider candidates recommended by security holders, directors, executive officers, and other sources, including, but not limited to, third-party search firms. Security holders of the Company may submit recommendations for candidates for the Board. Such submissions should include the name, contact information, a brief description of the candidate’s business experience and such other information as the person submitting the recommendation believes is relevant to the evaluation of the candidate. The Nominating & Corporate Governance Committee will review all such recommendations.

The Nominating & Corporate Governance Committee will evaluate whether an incumbent director should be nominated for re-election to the Board or any Committee of the Board upon expiration of such director’s term, using the same factors as described above for other Board candidates. The Nominating & Corporate Governance Committee will also take into account the incumbent director’s performance as a Board member.

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Code of Ethics

We maintain a code of ethics that applies to our directors and officers. The Company’s senior management is charged with ensuring that the Code of Ethics and the Company’s corporate policies will govern, without exception, all business activities of the Company. The Code of Ethics addresses, among other things, the use and protection of Company assets and information, avoiding conflicts of interest, corporate opportunities and transactions with business associates and document retention.

Insider Trading Policy

The Company has an insider trading policy governing the purchase, sale, and other disposition of our securities by our directors, officers, and employees. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations and listing standards applicable to the Company. The policy prohibits buying or selling the Company’s common shares while aware of material non-public information about the Company and from disclosing (i.e., “tipping”) such information to others. A copy of our insider trading policy is filed as an Exhibit to our Annual Report on Form 10-K for the year ended January 31, 2026.

Policies and Practices Related to the Grant of Certain Equity Awards

We do not have any formal policy that requires us to grant, or avoid granting, equity awards to our executive officers at certain times. The timing of any equity grants to executive officers in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date). As a result, in all cases, the timing of the grant of stock options occurs independently of the release of any material, non-public information, and we do not time the disclosure of material non-public information for the purpose of affecting the value or exercise price of stock options.

Employee, Officer, and Director Hedging

Each of our directors, officers, and other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds are generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the Company, plus any other Company securities held by them, whether directly or indirectly.

Compensation Recoupment Policy

The Board believes that it is in the best interests of our Company and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces our pay-for-performance compensation philosophy. Accordingly, we adopted a compensation recoupment policy in compliance with Rule 10D-1 of the Securities and Exchange Act of 1934, as amended, the SEC regulations promulgated thereunder, and the applicable Nasdaq rules. Under the policy, our Company is required to recover from covered executive officers on a reasonably prompt basis the amount of any erroneously awarded incentive-based compensation resulting from an accounting restatement due to the material noncompliance of our Company with any financial reporting requirement under the securities laws. The policy applies to incentive-based compensation received by covered executive officers on or after October 2, 2023.

Compensation Committee Interlocks

The People and Compensation Committee currently consists of Ms. Henson, Ms. Blake and Ms. Romig. No member of the Compensation Committee who served on the People and Compensation Committee at any time during the fiscal year ended January 31, 2026, is or was during the fiscal year ended January 31, 2026 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or People and Compensation Committee.

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Board Skills Matrix

The matrix below provides summary information regarding the candidates for and current Board of Directors in an easy-to-read format.

Qualification	Michaels	Romig	Henson	Janeway	Halvin	Blake
Independent Director		✔	✔	✔	✔	✔
# of Other Public Company Boards		1
Background:
Active Employment	✔	✔	✔
CEO Experience (public)	✔
CEO Experience (private)				✔
CFO Experience (public)						✔
Senior Leadership Role in Other Company		✔	✔	✔	✔	✔
Entrepreneurial Experience	✔	✔		✔
$500 million+ Revenue Corporate Experience	✔	✔	✔	✔	✔	✔
International Experience	✔	✔	✔		✔	✔
Finance & Accounting:
Financial Statement Literacy	✔	✔			✔	✔
Audit Committee Financial Expert Qualification				✔		✔
Finance, Capital Allocation & Capital Markets	✔	✔			✔	✔
Operations:
Business Operations & Administration	✔	✔
Sales & Marketing				✔
Development & Execution of Strategic Plans	✔	✔
Cybersecurity
Technology, Systems & Intellectual Property
Talent Management & HR		✔	✔
Industry:
Relevant industry experience (food)	✔		✔	✔	✔
Corporate Governance & Transactions:
Corporate Governance (public)		✔	✔			✔
Mergers and Acquisitions					✔
Public Company Experience (dir./officer non-Mama’s)		✔			✔	✔
Risk Management
Investor Relations					✔	✔

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a).

Based solely on our review of certain reports filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, we believe that all required reports during the fiscal year ended January 31, 2026 were filed in a timely manner.

Change in Independent Registered Public Accounting Firm

As previously disclosed, on October 21, 2024, the Audit Committee dismissed Rosenberg Rich Baker Berman P.A. (“RRBB”), which had been serving as the Company’s independent registered public accounting firm. On the same date, the Audit Committee approved the engagement of UHY LLP (“UHY”), to audit our financial statements for the fiscal year ended January 31, 2025. The decisions were approved by the Audit Committee after conducting a formal review process.

In connection with the audit of the Company’s consolidated financial statements for the fiscal years ended January 31, 2024 and 2023, and the subsequent interim period through and including July 31, 2024, there were no (i) disagreements between us and RRBB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RRBB, would have caused it to make reference thereto in its reports on our financial statements for such periods or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The reports of RRBB on our consolidated financial statements for the fiscal years ended January 31, 2024, and 2023 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

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During our fiscal years ended January 31, 2024 and 2023, and the subsequent interim periods through and including July 31, 2024, neither the Company nor anyone on its behalf consulted with UHY regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us that UHY concluded was an important factor considered by us as any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Independent Registered Public Accounting Firm Fees

The following table presents fees for services performed by UHY, including the audit of our annual financial statements, the review of our interim consolidated financial statements for each quarter in the respective fiscal year, and all other services performed:

	Fiscal Year Ended January 31,
	2025	2024
Audit Fees(a)	$1,035,000	$487,000
Audit-Related Fees(b)	–	–
Tax Fees(c)	–	–
All Other Fees	–	–
Total	$1,035,000	$487,000

(a)	Includes assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, accounts consultations regarding the application of GAAP to proposed transactions, and services relating to comfort letters, consents, and registration statement filings.
(b)	Audit-related fees represent fees reasonably related to the assurance services. This category includes the audit of the employee benefit plan.
(c)	Tax fees consist of professional fees primarily for tax compliance. These services include preparation of federal and state income tax returns.

UHY did not provide any other services to the Company in the periods covered other than those summarized above.

Audit Committee Pre-Approval

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. During the year, circumstances may arise that could require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we will obtain pre-approval of the Audit Committee before engaging the independent registered public accounting firm.

100% of the audit-related fees, tax fees and all other fees incurred during the fiscal year ended January 31, 2026, as applicable, were pre-approved by our Audit Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2026, with the Company’s management.

The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions with management and our independent registered public accounting firm identified above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2026, for filing with the SEC.

Lynn L. Blake (Chair)
Meghan Henson
Shirley Romig

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis:

●	describes our compensation philosophy, objectives, and programs for our named executive officers;

●	describes the process conducted to determine the compensation program elements and targets; and

●	provides detail of each element of our named executive officers’ compensation, including targeted and actual compensation for the fiscal year ended January 31, 2026.

Our Named Executive Officers

Our “named executive officers” or “NEOs” for the fiscal year ended January 31, 2026, are:

Name	Title
Adam L. Michaels	Chief Executive Officer and Chairman
Anthony Gruber	Chief Financial Officer
Moore (Skip) Tappan	Chief Operating Officer

Executive Summary

Our compensation philosophy is built on a foundation of pay-for-performance and is designed to reward named executive officers for positive outcomes for the Company and its stockholders over time.

Below is a summary of the key decisions that impacted compensation for our named executive officers for the most recent fiscal year:

●	Base salaries were consistent with general market practices and within pay levels of our comparable peer group. Base salary increases are considered at least annually for named executive officers based on competitive pay levels and individual performance during the prior fiscal year. When base salaries were evaluated for the fiscal year ended January 31, 2026, the Committee determined that some increases were appropriate given overall performance and overall market dynamics.

●	Time-based restricted stock unit (“RSU”) awards and performance based restricted stock unit (“PSU”) awards are awarded based on an evaluation of market practices, performance against Company goals for the prior fiscal year, executive performance, retention, and our desire to align the interests of our named executive officers with those of our stockholders.

As discussed in further detail in this Compensation Discussion and Analysis, we believe that our Company exercises sound executive compensation oversight and payment practices, including:

●	independent oversight of compensation programs by our People and Compensation Committee and its use of external advisors as needed;

●	balanced compensation arrangements that emphasize pay-for-performance, alignment with the creation of long-term stockholder value, and attraction and retention of critical talent without introducing inappropriate risk;

●	maintaining a clawback policy in compliance with applicable requirements;

●	competitive compensation levels that are supported by the compensation practices among peers; and

●	multiple compensation elements that emphasize both short- and long-term business growth and success.

“Say-on-Pay” Advisory Vote to Approve Executive Compensation

At our annual meeting of stockholders held on July 3, 2025, approximately 98% of the votes cast approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting. Our People and Compensation Committee has considered the results of that vote in its subsequent deliberations, and no significant changes have been made in compensation policies or practices as a result of the vote because of the stockholder support for our executive compensation evidenced by the voting results.

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Compensation Philosophy

Our compensation philosophy is designed to support the Company’s business strategy by attracting, motivating, and retaining highly qualified executives while maintaining a strong alignment between pay and performance. Given our size, stage of development, and competitive market for talent, we seek to provide a balanced and pragmatic compensation program that:

●	Aligns pay with performance. A significant portion of executive compensation is variable and tied to Company and individual performance, reinforcing accountability for results that drive long-term stockholder value.

●	Provides retention and stability. Compensation is structured to promote retention of key executives, balancing short-term incentives with longer-term equity awards.

Compensation Determination Process

The People and Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations regarding compensation of our other executive officers. Our Chief Executive Officer participates in some of the committee’s deliberations regarding compensation for our other executive officers. However, all compensation decisions for executive officers are made by the Compensation Committee. Our Chief Executive Officer is not present during voting or deliberations relating to his own compensation.

Compensation Peer Group

For the fiscal year ended January 31, 2026, the People and Compensation Committee leveraged a combination of internal compensation resources, prior year data from the past two years, and certain information from public filings with the U.S. Securities and Exchange Commission to provide a competitive analysis of the base salaries, annual cash incentives and equity incentive elements and levels for key employees, including all of our named executive officers. While the committee does not conduct direct benchmarking of any executive officer elements or total compensation, it does refer to similarly situated companies for purposes of evaluating the competitiveness and reasonableness of its executive compensation.

For the fiscal year ended January 31, 2026, our peer group, based on our business model, financial metrics, and appropriate competitors within our general market, consisted of:

Lifeway Foods, Inc. (Nasdaq:LWAY)
Bridgford Foods Corporation (Nasdaq:BRID)	Limoneira Company (Nasdaq:LMNR)
Coffee Holding Co., Inc. (Nasdaq:JVA)	SkinHealth Systems Inc.(a) (Nasdaq:SKIN)
Escalade, Incorporated (Nasdaq:ESCA)	The Honest Company, Inc. (Nasdaq:HNST)
Farmer Bros. Co. (Nasdaq:FARM)	Vital Farms, Inc. (Nasdaq:VITL)
FitLife Brands, Inc. (Nasdaq:FTLF)	Waldencast plc (Nasdaq:WALD)
Ispire Technology Inc. (Nasdaq:ISPR)	Zevia PBC (NYSE:ZVIA)
Lakeland Industries, Inc. (Nasdaq:LAKE)

(a)	Formerly The Beauty Health Company.

Elements of Compensation

Total Cash Compensation

To determine the allocation of compensation among each of our cash compensation program elements, we consider market practices and the practices of companies within our peer group as well as our core compensation philosophy of maintaining a pay-for-performance environment. The portion of total cash compensation dependent on annual incentives differs by position and seeks to reward employee performance that can drive financial performance and growth while also assuring roles that oversee monitoring and managing operating risks are not encouraged to take excessive risks.

Target total cash compensation for our named executive officers for the fiscal year ended January 31, 2026 was:

Named Executive Officer	Annual Base Salary ($)	Target Annual Cash Incentive ($)	Target Annual Cash Incentive as % of Base Salary (%)	Total Target Cash Compensation ($)
Adam L. Michaels	$450,000	$450,000	100%	$900,000
Anthony Gruber	$275,000	$137,500	50%	$412,500
Moore (Skip) Tappan	$307,500	$153,750	50%	$461,250

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Base Salaries

Base salary levels reflect our compensation philosophy of providing compensation, as appropriate, that is contingent on the achievement of performance objectives while providing a market-competitive level of salary that will allow us to attract and retain talent. Base salaries are reviewed annually but are not automatically increased. Adjustments for executive officers are approved by the People and Compensation Committee based upon changes in competitive market data and the compensation determination factors listed earlier in this Compensation Discussion and Analysis.

Based primarily on economic factors of the business, our competitive market analysis for each position and the individual’s past performance, base salaries for our named executive officer for the fiscal year ended January 31, 2026 were increased in amounts varying from 2.5% to 10.0%. The increases were determined based on overall market dynamics and each individual’s performance during the prior fiscal year.

	Fiscal Year Ended January 31,		Increase
Named Executive Officer	2025	2026	(%)
Adam L. Michaels	$450,000	$450,000	None
Anthony Gruber	$250,000	$275,000	10.0%
Moore (Skip) Tappan	$300,000	$307,500	2.5%

Annual Cash Incentive Programs

Our annual cash incentive program provides employees, including each of our named executive officers, the opportunity to receive cash incentive payments depending on the degree to which we achieve or exceed annual financial goals. This incentive typically has been tied to achievement of net revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), subject to any appropriate adjustments (“adjusted EBITDA”). The program historically has required a minimum threshold of performance to earn any payment, which remained true for the fiscal year ended January 31, 2026. Participants were only eligible to receive payments after the end of the fiscal year following the People and Compensation Committee’s review and approval of final performance, including financial performance evidenced by our audited financial statements. See page 25 for additional information regarding adjusted EBITDA, including a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Cash incentive plan metrics and potential cash incentive amounts are determined by the People and Compensation Committee based upon elements of our board-approved operating plan for that year. In some years, the metrics have included other objective measurements of quarterly or annual financial success as approved by the Committee. The annual cash incentive component pays out based on performance if the participant remains employed with us for the full year. In the event the employment of a participant is terminated without cause during the year, payment of any annual incentive component will be based on their employment agreement. The People and Compensation Committee approves plan elements and targets that they believe will support continued growth and creation of stockholder value.

The Committee also reserves the right to award discretionary cash bonuses based upon its assessment of a named executive officers’ performance and contributions.

Cash Incentive Compensation for Fiscal Year Ended January 31, 2026

For the fiscal year ended January 31, 2026, the People and Compensation Committee established an annual cash incentive program for senior leadership that was designed to incent and reward growth and operational improvements. Performance goals were established based on target year-over-year increases in net revenue (20% weighting), adjusted EBITDA as a percentage of net revenue (30% weighting), and gross margin as a percentage of net revenue (15% weighting). Additionally, the committee established qualitative objectives (collectively, 35% weighting) consisting of successfully improving the Company’s internal control over financial reporting and disclosure controls in light of the Company’s recent transition to accelerated filer status subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, achieving further improvements in employee engagement, and driving a substantial increase in annualized net revenues pursuant to the acquisition of one or more businesses.

The following table summarizes actual performance against the established quantitative targets:

Quantitative Metric	Target	Actual	Weighting	Earned Incentive Payout
Net Revenue	18%	20%	20%	22.2%
Adjusted EBITDA Margin	10% of Net Revenues	9% of Net Revenues	30%	27.0%
Gross Margin	30% of Net Revenues	25% of Net Revenues	15%	12.5%

In addition to the foregoing, the committee determined that each of the qualitative metrics were achieved, including a substantial increase in net revenues resulting from the acquisition of the Crown 1 Business (as defined herein).

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As a result of the foregoing, and the committee’s determinations of each participant’s role in achieving the qualitative metrics, actual cash incentive compensation payments earned for the fiscal year ended January 31, 2026 were as follows:

Named Executive Officer	Total Target Cash Incentive ($)	Actual Cash Incentive Earned ($)	Percentage of Total Target Cash Incentive Earned (%)
Adam L. Michaels	$450,000	$360,000	80.0%
Anthony Gruber	$137,500	$110,000	80.0%
Moore (Skip) Tappan	$153,750	$125,000	81.3%

A detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our annual report on Form 10-K filed with the SEC.

In February 2025, the People and Compensation Committee reviewed and conducted an evaluation of the Company’s performance and the individual performances of our senior leadership, including all three of our executive officers, with respect to the prior fiscal year ended January 31, 2025. Based on that review and as recognition for their respective performances during the prior fiscal year, the People and Compensation Committee approved cash bonuses to the executive officers, which were paid in the amounts of $55,000 for Mr. Michaels; $50,000 for Mr. Gruber; and $30,000 for Mr. Tappan.

Equity Incentive Compensation

Equity incentive compensation is designed to reward demonstrated performance and leadership, motivate future superior performance that drives company growth, aligns the interests of the participants with our stockholders, and allows us to attract and retain talent through the potential for significant long-term rewards. These awards seek to align our equity incentive compensation with market practices and support our compensation philosophy.

We have made equity awards to certain employees, including our named executive officers at least annually as well as in connection with commencement of service, promotions, or as acknowledgements for extraordinary performance. Equity award amounts historically have been based upon competitive equity compensation within our market and our Company’s business and equity profiles. Existing ownership levels generally are not a factor in award determinations as we do not intend to discourage executive officers from accumulating our stock. However, the People and Compensation Committee may consider an executive officer’s previous and outstanding equity awards and may approve larger awards in certain circumstances, such as to newer executive officers with less equity by reason of their shorter tenure.

Equity Awards for Fiscal Year Ended January 31, 2026

In the fiscal year ended January 31, 2026, our Chief Executive Officer received grants of RSUs and PSUs. The Committee determined the award value based on overall market dynamics and with consideration of prior awards. On April 15, 2025, the People and Compensation Committee granted Mr. Michaels an RSU award consisting of the right to receive 94,200 shares of common stock in three substantially equal annual installments on April 15, 2026, 2027, and 2028. The committee has granted a portion of equity awards in PSUs, primarily because PSUs vest based upon the achievement of one or more operating metrics as opposed to vesting only based on continued employment. Also on April 15, 2025, Mr. Michaels was granted a PSU award based on a target amount of 94,200 shares of common stock. The PSU was eligible to vest and settle into RSUs based on adjusted EBITDA measured over a performance period from February 1, 2025 to January 31, 2026.

Performance Level	Adjusted EBITDA	Multiplier	Shares
Threshold	$13,400,000	50%	47,100
Target	$14,900,000	100%	94,200
Maximum	$16,400,000	110%	103,620

If adjusted EBITDA achieved by the Company for the performance period was between the performance levels specified above, then the corresponding payout factor was to be determined by linear interpolation. Actual performance below the threshold performance level specified in the table would have resulted in no units being earned. On April 8, 2026, the committee certified a multiplier of approximately 103%, based on actual adjusted EBITDA of $15,421,000 for the applicable performance period. As a result, Mr. Michaels is eligible to receive 97,478 shares of common stock subject to final vesting and settlement of the PSU on April 15, 2028, the third anniversary of the original PSU’s date of grant.

On June 6, 2025, the People and Compensation Committee granted each of Messrs. Gruber and Tappan an RSU award consisting of the right to receive 5,700 shares of common stock in three substantially equal annual installments on June 6, 2026, 2027, and 2028. The Committee determined the value of such awards based on overall market dynamics and with consideration of prior awards.

Mr. Michaels’ employment agreement also entitles him to an annual RSU award with a grant date value of $200,000. On October 31, 2025, in accordance with the terms of his employment agreement, he received an RSU award consisting of 18,885 shares, eligible to vest in four substantially equal annual installments on September 22, 2026, 2027, 2028, and 2029.

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Prior Year PSUs

As previously reported, pursuant to Mr. Michaels’ employment agreement, on October 18, 2023, he received a sign-on stock PSU award representing an opportunity to receive shares of our common stock based on the percentage increase in the Company’s stock price measured against a beginning price of $1.38 and ending with the 90-calendar day closing price preceding June 21, 2027. The number of shares earned will range between a minimum of 525,000 shares based on a compound average growth rate (“CAGR”) of 20% and a maximum of 1,200,000 shares based on a CAGR of 45% or more. Also pursuant to Mr. Michaels’ employment agreement, he received a sign-on pre-tax profit per share PSU award representing an opportunity to receive shares of our common stock based on pre-tax profit per share adjusted for non-recurring events measured against a beginning value of $0.0299 and ending with the pre-tax profit per share for the Company’s fiscal year ending January 31, 2027. The number of shares earned will range between a minimum of 175,000 shares based on a CAGR of 20% and a maximum of 400,000 shares for a CAGR of 45% or more.

As previously reported, on October 18, 2023, Mr. Gruber received a PSU award representing an opportunity to receive shares of our common stock based on the percentage increase in the Company’s stock price measured against a beginning price of $1.38 and ending with the 90-calendar day average closing price preceding September 22, 2027. The number of shares earned will range between a minimum of 180,000 shares based on a CAGR of 20% and a maximum of 540,000 shares based on a CAGR of 40% or more.

As previously reported, on September 12, 2024, Mr. Tappan received a PSU award representing an opportunity to receive shares of our common stock based on the percentage increase in the Company’s earnings per share measured against a beginning value of $0.17 and ending with the Company’s earnings per share for the fiscal year ending January 31, 2029. The number of shares earned will range between a minimum of 300,000 shares based on a CAGR of 20% and a maximum of 500,000 shares based on a CAGR of 40% or more.

No portion of any of the foregoing PSU awards will vest if the CAGR for the performance period is less than the minimum value. Straight-line interpolation will be applied to determine the portion of each PSU award that will vest.

Special Equity Incentive Awards

As recognition for the successful acquisition and integration of the Crown 1 Business during the fiscal year ended January 31, 2026, the People and Compensation Committee awarded on April 17, 2026 one-time restricted stock unit awards to certain members of the Company’s leadership team representing a target value of $50,000 divided by the fair market value of our common stock as of the grant date, subject to appropriate rounding. Accordingly, Messrs. Gruber and Tappan each received an award of 3,500 RSUs, representing a right to receive the same number of shares in three equal installments on April 15, 2027, 2028, and 2029.

Perquisites

We do not provide our Named Executives with perquisites and benefits over and above the benefits that are available to all regular full-time employees, except for $15,000 annual automotive allowances.

Employment Agreements

We have entered into employment agreements with our named executive officers to establish key terms of employment, performance, expectations for compensation reviews and adjustments, and provide contractual arrangements that address the consequences of significant organization changes, all of which we believe substantially aid the attraction and retention of executives.

Chief Executive Officer

We are party to an employment agreement dated June 21, 2022, with Adam L. Michaels relating to his service as Chief Executive Officer for an initial term of five years. The agreement established an initial base salary of $325,000 per year, reviewed annually by the Board for possible increase based on his performance during the preceding fiscal year. The agreement also entitles Mr. Michaels to a target annual cash bonus equal to 100% of his base salary, with targets based on sales goals and pre-tax profit goals. The agreement provided for the award of sign-on RSUs and five-year PSUs and provides for annual awards of restricted stock units, in each case under the 2021 Plan.

Chief Financial Officer

We are party to an employment agreement dated September 19, 2022, with Anthony Gruber, relating to his service as Chief Financial Officer for an initial term of five years. The agreement established an initial annual base salary of $250,000 per year and provides for his eligibility to receive a year-end bonus of up to $125,000. He also received sign-on PSUs under the 2021 Plan. As part of the agreement, Mr. Gruber is subject to confidentiality and non-solicitation provisions regarding Mama’s Creations and certain covenants not to compete.

Chief Operating Officer

We are party to an employment agreement, effective September 3, 2024, with Moore (Skip) Tappan relating to his services as Chief Operating Officer. Pursuant to the Employment Agreement, Mr. Tappan has initial annual base salary of $300,000 and is eligible for annual executive bonuses of up to 50% of his base salary based on the achievement of target goals, as approved by the Board. Mr. Tappan is eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives.

17

Compensation Committee Report

The People and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

Lynn L. Blake
Meghan Henson (Chair)
Shirley Romig

Summary Compensation Table

The following table sets forth information about all compensation (cash and non-cash) for each individual who served as our principal executive officer and principal financial officer in the fiscal year ended January 31, 2026, and the next most highly compensated executive officer in the same fiscal year who was still serving as such on January 31, 2026, along with information concerning compensation earned for services in all capacities during each of the fiscal years ended January 31, 2026, 2025 and 2024.

Name and Position	Fiscal Year Ended	Salary(a) ($)	Bonus(b) ($)	Stock Awards(c) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation(d) ($)	All Other Compensation(e) ($)	Total ($)
Adam L. Michaels Chief Executive Officer, Chairman	2026	450,000	55,000	1,460,664		–	360,000	15,000	2,340,664
	2025	450,000	375,000	200,000		200,000		15,000	1,240,000
	2024	450,000	185,000	3,657,312	(f)	–		15,000	4,307,312

Anthony Gruber Chief Financial Officer	2026	275,000	50,000	45,258		–	110,000	15,000	495,258
	2025	250,000	100,000	–		–		15,000	365,000
	2024	250,000	50,000	397,016	(f)	–		15,000	712,016

Moore (Skip) Tappan Chief Operating Officer	2026	307,500	30,000	45,258		–	125,000	15,000	522,758

(a)	Pre-tax salary earned during the fiscal year.
(b)	Discretionary bonuses approved and paid out during the applicable fiscal year, based on performance during the prior fiscal year.
(c)	Reflects grant date fair value of RSU and PSU awards granted in the respective fiscal year as computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”). The terms of RSUs and PSUs granted during the most recent fiscal year are described in the Compensation Discussion and Analysis above. The grant date fair value for RSUs was determined by multiplying the number of restricted stock units by the closing stock price on the date of grant. The grant date fair value for PSUs is based on the outcome of the performance conditions at the target payout under each award. For a description of the vesting terms of all stock awards, see the narrative disclosure under “Grants of Plan-Based Awards for Fiscal 2026” on page 21.
(d)	Reflects cash incentive payments earned under our annual cash incentive plan for the applicable fiscal year.
(e)	Represents annual automobile allowances.
(f)	As disclosed in our 8-K filed October 20, 2023, the stock awards granted to Mr. Michaels and Mr. Gruber in the fiscal year ended January 31, 2024 included sign-on and annual grants that were contemplated to be issued during the fiscal year ended January 31, 2023 in each of such executive’s employment agreement, but had not yet been granted due to stock units not being a type of equity award under the Company’s 2021 Incentive Stock and Award Plan (the “2021 Plan”) prior to its amendment in October 2023. The number of units issued under each award, as detailed in the “Outstanding Equity Awards at Fiscal Year-End” table below, equal the number of units that would have been issued at the time initially contemplated by such executive’s employment agreement. For purposes of this table, the grant date fair values shown were computed in accordance with FASB ASC Topic 718 (“ASC 718”).

18

Grants of Plan-Based Awards During Fiscal 2026

				Estimated Future Payouts Under Equity Incentive Plan Awards(b)
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a) ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Adam L. Michaels	AIP	4/15/2025	$450,000
	RSU	4/15/2025					94,200	(c)	600,054
	PSU	4/15/2025		47,100	94,200	103,620			660,618
	RSU	10/31/2025					18,885	(d)	199,992

Anthony Gruber	AIP	4/15/2025	$137,500
	RSU	6/6/2025					5,700	(e)	45,258

Moore (Skip) Tappan	AIP	4/15/2025	$153,750
	RSU	6/6/2025					5,700	(e)	45,258

(a)	Represents target payout under cash incentive arrangements, for which there were no minimum or maximum amounts. See the discussion above under “Elements of Compensation—Cash Incentive Compensation for Fiscal Year Ended January 31, 2026” above.
(b)	These represent PSUs with a target payout of 94,200 shares of common stock were granted,. The PSU award is eligible to vest and settle into between 50% and 110% of the target shares based on the Company’s actual performance against threshold, target, and maximum adjusted earnings before interest, taxes, depreciation, and amortization and continued employment through April 15, 2029. In fiscal year 2027 the Board of Directors determined that 97,478 shares will be vest on April 15, 2029 based on the company performance in fiscal year 2026.
(c)	Scheduled to vest in three equal installments on April 15, 2026, 2027, and 2028.
(d)	Scheduled to vest in four equal installments on September 22, 2026, 2027, 2028, and 2029.
(e)	Scheduled to vest in three equal installments on June 6, 2026, 2027, and 2028.

19

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our named executive officers and outstanding as of January 31, 2026.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a)L ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested( a) ($)
Adam L. Michaels	10/18/2023						69,445	(b)	1,048,620
	10/18/2023						46,297	(b)	699,085
	10/18/2023						23,073	(c)	348,402
	10/18/2023									525,000	(d)	7,927,500
	10/18/2023									175,000	(e)	2,642,500
	9/24/2024	12,935	25,871	(f)	7.57	9/24/2034
	9/24/2024						19,815	(g)	299,207
	4/15/2025						94,200	(h)	1,422,420
	4/15/2025						97,478	(i)	1,471,918
	10/31/2025						18,885	(j)	285,164

Anthony Gruber	10/18/2023									203,285	(g)	3,069,604
	6/6/2025						5,700	(k)	86,070

Moore (Skip) Tappan	9/12/2024						4,120	(l)	62,212
	9/12/2024									300,000	(m)	4,530,000
	6/6/2025						5,700	(k)	86,070

(a)	Equals the number of shares underlying stock units multiplied by $15.10, the closing price of our common stock on January 30, 2026, the last trading day of the fiscal year, as reported by Nasdaq.
(b)	Scheduled to vest on September 22, 2026.
(c)	Scheduled to vest in two equal installments on September 22, 2026 and 2027.
(d)	PSUs eligible to be earned and vest, if at all, based on percentage increase in Company’s stock price, beginning with $1.38 (which was the 90-calendar day average closing price prior to September 22, 2022 and ending with the 90-calendar-day average closing price (for the days during such 90-calendar day period on which Company’s stock is traded) ending on September 22, 2027. The number of unearned units for the award for Mr. Michaels was calculated assuming payout at threshold performance (20% CAGR). The number of unearned units for the award for Mr. Gruber was calculated assuming payout at threshold performance (20% CAGR), which would result in the issuance of common stock equal to 0.5% of the then-current total outstanding shares of common stock (assumes that 37,599,015 shares are outstanding upon vesting).
(e)	PSUs eligible to be earned and vest, if at all, based on pre-tax profit per share adjusted for non-recurring events (as determined by the Committee). The “Beginning Base” is the pre-tax profit per share, as adjusted, for the Company’s fiscal year ended January 31, 2022, which was $0.0299. Actual performance will be based on the pre-tax profit per share for the Company’s fiscal year ending January 31, 2027. The number of unearned units was calculated assuming payout at threshold performance (20% CAGR).
(f)	Scheduled to vest in three substantially equal annual installments on September 22, 2025, 2026, and 2027.
(g)	Scheduled to vest in three equal installments on September 24, 2026, 2027, and 2028.
(h)	Scheduled to vests in three equal installments on April 15 2026, 2027, and 2028.
(i)	Shares subject to PSU following determination of performance, scheduled to vest on April 15, 2028.
(j)	Scheduled to vest in four equal installments on September 22, 2026, 2027, 2028, and 2029.
(k)	Restricted Stock Units scheduled to vest in three substantially equal annual installments on each of June 6, 2026, June 6, 2027, and June 6, 2028.
(l)	RSUs scheduled to vest in two substantially annual installments on each of September 12, 2026, and September 12, 2027.
(m)	PSUs eligible to be earned and vest, if at all, based on earnings per share. The “Beginning Base” is the earnings per share, for the Company’s fiscal year ended January 31, 2023, which was $0.17. Actual performance will be based on earnings per share for the Company’s fiscal year ending January 31, 2028. The number of unearned units was calculated assuming payout at threshold performance (20% CAGR).

20

Option Exercises and Stock Vested During Fiscal 2026

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(a) ($)
Adam L. Michaels	133,382	1,466,008

Anthony Gruber	–	–

Moore (Skip) Tappan	2,039	28,403

(a)	Represents the number of shares vested multiplied by the market value of the shares on the date they were vested.

Potential Payments upon Termination or Change-in-Control

Pursuant to the employment agreements with Messrs. Michaels, Gruber, and Tappan, if any of their employment is terminated by us for any reason other than for “cause,” or is terminated by them for “good reason” (each term as defined in the respective employment agreement), then he would be eligible to receive, in addition to all compensation accrued through the termination date, subject to his execution and non-revocation of a release of claims, (a) a lump sum payment equal to his annualized base salary, (b) a prorated annual bonus based on actual performance for the performance year in which the termination occurs, (c) up to 12 months of premiums for continuation of health coverage following the termination, and (d) for Mr. Michaels, accelerated vesting of (i) all unvested annual RSUs that would vest during the one-year period following termination of employment, (ii) all unvested RSUs, and (iii) unvested PSUs would be earned based on actual performance of Mama’s Creations through the date of termination as if such date was the end of the performance period and prorated through the date of termination. If any such termination occurs within two years following a “change in control” (as defined in his employment agreement), then he would be entitled to receive the same types of payments, instead consisting of (x) a lump sum payment equal to two times his annualized base salary and (y) up to 18 months of premiums for continuation of health coverage. Double-trigger acceleration would also apply to the outstanding equity awards based on the terms of the applicable employment agreement.

Pursuant to the employment agreements with Mr. Michaels and Mr. Gruber, upon a change in control of Mama’s Creations during the applicable performance period of sign-on PSUs, the number of shares earned would be fixed based on the change in control stock price or pre-tax profit per share, as applicable, at that time for the trailing twelve-month period. If the PSUs remain outstanding and are assumed by Mama’s Creations’ successor following the change in control, the PSUs would cease to be subject to performance vesting but would remain subject to service-based vesting for the remainder of the applicable performance period.

Under the terms of the PSU award agreements, if an executive voluntarily terminates his or her employment or if we terminate such person’s employment for cause, the PSUs that have not vested would be forfeited. In the case of a termination (i) due to death, the executive receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period, or (ii) due to disability, the executive receives a prorated vesting and payout of PSUs equal to the actual number of PSUs that would have vested on the scheduled vesting date prorated for the number of days employed during the performance period.

Under the terms of the RSU award agreements, upon a termination due to death or disability, all unvested RSUs would accelerate and vest. If a change in control occurs prior to the final scheduled vesting date, then (i) if the unvested RSUs are continued, assumed or replaced in connection with the change in control and the executive’s employment is terminated within 12 months following the change in control due to an involuntary termination for reasons other than cause or a resignation for good reason, then all unvested RSUs would immediately vest in full.

21

The table that follows provides the estimated additional payments and benefits that would be provided to our named executive officers or their beneficiaries under the employment agreements and equity compensation plans described above under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on January 31, 2026.

Compensation Element	Termination Without Cause or for Good Reason ($)	Death or Disability (Single Trigger) ($)	Change in Control(a) (Double Trigger) ($)
Severance(b)
Adam L. Michaels	$450,000		$900,000
Anthony Gruber	$275,000		$550,000
Moore (Skip) Tappan	$307,500		$615,000

Medical Benefit Continuation(c)
Adam L. Michaels	-		-
Anthony Gruber	$16,711		$25,067
Moore (Skip) Tappan	$28,778		$43,166

Pro Rata Bonus(d)
Adam L. Michaels	$450,000	$450,000	$450,000
Anthony Gruber	$137,500	$137,500	$137,500
Moore (Skip) Tappan	$153,750	$153,750	$153,750

Restricted Stock Units(e)
Adam L. Michaels		$4,102,898	$4,102,898
Anthony Gruber		$86,070	$86,070
Moore (Skip) Tappan		$86,070	$86,070

Performance Stock Units(e)
Adam L. Michaels		$12,041,918	$25,631,918
Anthony Gruber		$3,069,604	$8,154,000
Moore (Skip) Tappan		$8,530,000	$7,550,000

Total
Adam L. Michaels	$900,000	$16,594,816	$31,084,816
Anthony Gruber	$429,211	$3,293,174	$8,952,637
Moore (Skip) Tappan	$490,028	$8,769,820	$8,447,986

(a)	Payments upon termination without cause or for good reason assumed to have occurred within one year or less following a change in control.
(b)	See the narrative disclosure preceding this table for an explanation of applicable severance payments.
(c)	Pro rata bonus is based on the number of months that the individual was employed during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. For purposes of this presentation, since the assumed date of termination is January 31, 2026, the bonus amount shown for all executives is the actual cash incentive earned for the full fiscal year ended on the same date.
(d)	Amounts represent intrinsic value of stock option award as of January 31, 2026 for which vesting could have been accelerated. The dollar value is based on the difference between $15.10, the closing price of our common stock on January 30, 2026 (the last trading day of the fiscal year), and the option exercise price.
(e)	Amounts represent the value of unvested RSUs and PSUs (assuming target payout for the award granted in 2024 and threshold payout for the awards granted in 2023 to approximate actual performance; and assuming maximum payout in connection with a change in control) using closing price of $15.10 of our common stock on January 30, 2026 (the last trading day of the fiscal year).

CEO Pay Ratio

We are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of Adam L. Michaels, our Chief Executive Officer (our “CEO”):

For the year ending January 31, 2026, our last completed fiscal year:

●	the annual total compensation of our median employee was $39,200; and

●	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 18 of this proxy statement, was $2,340,664.

Based on this information for fiscal year 2026, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 60:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

●	We identified our median employee based on taxable compensation paid during fiscal year 2026 to all members of our workforce who were employed on December 31, 2025, other than (i) our CEO and (ii) 177 employees acquired in connection with the acquisition of the business of Crown I Enterprises Inc. on September 2, 2025 (the “Crown 1 Business”) (including full-time, part-time, and temporary employees).

●	Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

22

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

The following table sets forth additional compensation information of our principal executive officers (“PEO”) and averaged compensation information for our other named executive officers (“Other NEOs”) along with total stockholder return (“TSR”) and net income for the fiscal years ended January 31, 2026, 2025, 2024, 2023, and 2022 (all amounts are presented in dollars).

	Summary Compensation Table Total for PEOs(a)		Compensation Actually Paid to PEOs(b)		Average Summary Compensation Table Total	Average Compensation Actually Paid	Value of Initial Fixed $100 Investment Based On TSR(c)
Fiscal Year Ended	Wolf	Michaels	Wolf	Michaels	for Other NEOs(a)	to Other NEOs(b)	Company TSR	Peer Group TSR(f)	Net Income (Loss)(d)	Adjusted EBITDA(e)
2026	–	2,340,664	–	20,697,881	509,008	4,568,453	807.49	111.07	5,286,000	15,421,000
2025	–	1,240,000	–	7,943,339	350,000	1,288,401	411.76	110.40	3,711,000	10,127,000
2024	–	4,307,312	–	5,824,233	509,238	714,624	230.48	105.10	6,561,000	11,658,000
2023	142,167	135,417	142,167	135,417	172,972	172,972	106.94	110.23	2,302,000	4,464,000
2022	215,000	–	215,000	–	206,978	206,978	103.74	105.27	(252,000)	3,601,000

(a)	Carl T. Wolf ceased services as Chief Executive Officer (principal executive officer) and Adam L. Michaels commenced service as Chief Executive Officer in September 2022. For the fiscal years ended January 31, 2026, the Other NEOs were Anthony Gruber and Moore (Skip) Tappan. For the fiscal years ended January 31, 2025, and 2024, the Other NEOs were Steven Burns and Anthony Gruber. For the fiscal year ended January 31, 2023, the Other NEOs were Matthew Brown, Steven Burns, Anthony Gruber, and Lawrence Morgenstein. For the fiscal year ended January 31, 2022, the Other NEOs were Matt Brown, Steven Burns and Lawrence Morgenstein.
(b)	SEC rules require certain adjustments be made to the Summary Compensation Table (“SCT”) totals to determine “compensation actually paid” (“CAP”) as reported in the Pay Versus Performance Table. CAP does not necessarily represent cash or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. None of our NEOs have participated in a pension plan; therefore, no adjustment from the SCT total related to pension value was made. A reconciliation of total compensation from the SCT to CAP to our PEO and our Other NEOs (as an average) for the fiscal year ended January 31, 2026, is shown below:

Adjustments	PEO ($)		Other NEOs (average) ($)
Total Compensation from SCT	2,340,664		509,008
– SCT amounts of stock and option awards	(1,460,664)		(45,258)
+ Fair value at fiscal year-end of awards granted during the fiscal year ended January 31, 2026, that are outstanding and unvested at year-end	3,179,501	(1)	45,258
+/- Difference between fair value of awards from January 31, 2025, to January 31, 2026 for awards granted in any prior fiscal year that were outstanding and unvested at January 31, 2026	16,203,263		4,051,901
+/- Vesting date fair value for awards granted and vested during the fiscal year ended January 31, 2026(2)	–		–
+/- Change in fair value from the January 31, 2025, to the vesting date for awards granted in any prior fiscal year which vested during the fiscal year ended January 31, 2026	435,117		7,544
– Fair value at January 31, 2025 for awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the fiscal year ended January 31, 2026	–		–
+ Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the fair value of the award or the SCT for the fiscal ended January 31, 2026	–		–
Compensation Actually Paid (as calculated)	20,697,881		4,568,453

(1)	For purposes of the foregoing adjustments, the year-end value of stock unit awards was determined using the closing price of our common stock on January 30, 2026, the last trading day of the fiscal year, which was $15.10. For PSUs that were unvested as of January 31, 2026, the fair value as of fiscal year-end was determined assuming payout at threshold performance.

(2)	Value based on the closing price of our common stock on the applicable vesting date.

(c)	TSR as calculated based on a hypothetical fixed investment of $100.00 measured from the market close on January 29, 2021 (the last trading day of the fiscal year ended January 31, 2021) through and including the end of each fiscal year reported in the table, assuming that all dividends (if applicable) were reinvested.

(d)	Dollar amounts reported represent amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

(e)	Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for the most recent fiscal year to our Company’s performance, is adjusted EBITDA.

(f)	Our peer group used for the TSR calculation is the S&P Food & Beverage Select Industry Index, which is the same “peer index” used in the performance graph appearing in our annual report on Form 10-K.

23

Relationship Between Pay and Performance

The charts shown below present a graphical comparison of CAP to our PEO and the average CAP to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: (1) our TSR, (2) peer group TSR, (3) net income, and (4) adjusted EBITDA. The first chart also presents a comparison of our TSR to the peer group TSR for the covered period.

CAP vs. Company & Peer Group TSRs
Compensation Actually Paid
Total Stockholder Return
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$1,000
$800
$600
$400
$200
$-
2022
2023
2024
2025
2026
PEO CAP
Average NEO CAP
Company TSR
Peer Group TSR

CAP vs. Net Income (Loss)
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$(5,000,000)
2022
2023
2024
2025
2026
PEO CAP
Average NEO CAP
Net Income (Loss)

CAP vs. Adjusted EBITDA
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
2022
2023
2024
2025
2026
PEO CAP
Average NEO CAP
Adjusted EBITDA

Tabular List of Important Financial Performance Measures

The following is a list of five financial performance measures we believe are the most important for linking the compensation actually paid to our named executive officers to our performance:

Adjusted EBITDA
Net Income
Net Revenues
TSR
Earnings Per Share

24

Use of Non-GAAP Financial Measures

This proxy statement includes the following non-GAAP measure – adjusted EBITDA, which is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of financial performance. The company believes this non-GAAP measure, when considered together with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to the company’s results of operations. Management uses adjusted EBITDA to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance and it is a performance metric for incentive compensation arrangements as described above. However, this non-GAAP measure has significant limitations in that it does not reflect all the costs and other items associated with the operation of the company’s business as determined in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

For a definition and reconciliation of adjusted EBITDA to net income, its corresponding GAAP measure, please see the reconciliation table shown below (which is in thousands).

US-GAAP Net Income to Adjusted EBITDA Reconciliation (Unaudited)

	Fiscal Year Ended January 31,
	2022	2023	2024	2025	2026
Net Income	(252)	2,270	6,512	3,711	5,286
Interest expense, net	73	634	1,043	1,592	3,270
Taxes	296	9	1,110	1,571	1,800
Depreciation	779	920	2,008	995	1,565
Amortization	2,672	521	549	259	224
Stock-based compensation	33	110	436	1,099	1,962
One-time charges	–	–	–	900	1,314
Adjusted EBITDA (non-GAAP)	3,601	4,464	11,658	10,127	15,421

25

DIRECTOR COMPENSATION

Our director compensation arrangements provide each non-employee director with the same combination of (a) cash and (b) RSUs based on a target dollar value.

The People and Compensation Committee conducts periodic reviews of the compensation of non-employee directors. For the entirety of the fiscal year ended January 31, 2026, non-employee directors were entitled to a cash retainer of $40,000 and a restricted stock unit award with a target grant date value of $40,000. Directors who served a portion of any fiscal year are entitled to retainers only for fiscal quarters during which they served.

During the fiscal year, the People and Compensation Committee reviewed director compensation data among other comparable public companies, including total compensation, committee service fees, and allocations of director compensation between cash and equity. Based on that information, the committee revised the non-employee director compensation policy to include cash retainers for service as chair of the board (or, if the chair is an employee, the lead independent director), and each of the chairs of the board’s three standing committees.

The following table describes the compensation arrangements with our non-employee directors effective after July 7, 2025:

Compensation Element	Amount Payable
Annual Cash Retainers
● Board Member	$40,000
● Board Chair/Lead Independent Director	$20,000
● Audit Committee Chair	$20,000
● People & Compensation Committee Chair	$20,000
● Nominating & Corporate Governance Committee Chair	$20,000
Annual Equity Award (RSUs)(a)	$40,000

(a)	Actual number of shares underlying RSUs was determined by dividing the target dollar amount by $8.99, which represented the closing price on the date of our annual meeting held on July 3, 2025, subject to appropriate rounding.

The director compensation plan provides for an annual equity award, in the form of RSUs, with a target value of $40,000. This award is approved at the regularly scheduled meeting of the People and Compensation Committee immediately following our annual meeting of stockholders. These RSUs are scheduled to vest in four equal portions on the last day of each fiscal quarter following the date of grant.

Director Compensation for the Fiscal Year Ended January 31, 2026

The following table sets forth the compensation received for service by our non-employee directors during fiscal year ended January 31, 2026.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a) ($)	Total ($)
Lynn L. Blake	60,000	38,655	98,655
Fred D’Agostino(b)	16,667	–	16,667
Meghan Henson	50,000	38,655	88,655
Dean Janeway	50,000	38,655	88,655
Shirley Romig	40,000	38,655	78,655
Thomas Toto(b)	16,667	–	16,667

(a)	Represents grant date fair value of 4,500 shares of common stock underlying time-vested restricted stock units granted to each non-employee director on July 7, 2025, based on a closing price of $8.59 on that date. Shares underlying the awards were scheduled to vest on the last date of each of the four subsequent fiscal quarters with the first vesting having occurred on July 31, 2025, provided that in any event the award was eligible to vest in full immediately prior to the start of the Annual Meeting, so long as the recipient remained a member of the Board as of the vesting time. As of January 31, 2026, each non- employee director held 1,125 unvested restricted stock units representing the right to receive the same number of shares of common stock.
(b)	Messrs. D’Agostino and Toto completed their terms of service on July 3, 2025.

26

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning equity compensation arrangements as of January 31, 2026.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Security Holders	4,353,378	(a)	$7.57	1,745,172	(b)
Equity Compensation Plans Not Approved by Security Holders	–		–	–
Total	4,353,378			1,745,172

(a)	Consisted of shares underlying the following outstanding awards, in each case granted under the 2021 Plan: (i) 103,806 shares underlying options, (ii) 466,832 shares underlying time-vested RSUs, and (iii) up to 3,782,740 shares underlying PSUs, assuming maximum possible payouts.
(b)	The 2021 Plan provides that, as of January 1 of each calendar year, the maximum number of shares that may be delivered under the 2021 Plan will automatically increase by a number sufficient to cause the number of shares of common stock covered by the 2021 Plan to equal 15% of the total number of shares of common stock then outstanding, assuming the conversion into common stock of all outstanding securities that are convertible by their terms (directly or indirectly) into common stock.

TRANSACTIONS WITH RELATED PERSONS

We lease 20,188 square feet in a fully contained facility at 184 Allen Boulevard, Farmingdale, NY from 148 Allen Blvd LLC for production and distribution of our Creative Salads and The Olive Branch products. This property is owned by Anthony Morello, Jr., President of Creative Salads and The Olive Branch, as well as individuals related to Mr. Morello. During the fiscal year ended January 31, 2026, we paid approximately $355 thousand in rent and ancillary charges under this lease.

Upon consummation of the acquisition of the T&L Creative Salads business, the Company executed a $3,000,000 promissory note with the seller, T&L Creative Salads, Inc., of which Mr. Morello has continued to serve as President. Mr. Morello and individuals related to Mr. Morello are the sole shareholders of the seller. The promissory note requires annual principal payments of $750,000 payable on each anniversary of the closing, together with accrued interest at a rate of three and one-half percent (3.5%) per annum. During the fiscal year ended January 31, 2026, we made payments to satisfy obligations under this note totaling approximately $800 thousand, of which $750,000 was paid as the principal payment and $50,000 was paid as interest. We satisfied our final payment obligation under the note in January, 2026, and as of January 31, 2026, there was no outstanding balance under this note.

Review, Approval, or Ratification of Transactions with Related Persons

Pursuant to our Code of Ethics, the Company’s directors, officers, and employees are to avoid engaging in activities or interests that create, or appear to create, conflicts between their personal interests and those of the Company. The Audit Committee of the Board of Directors, as stated in its charter, is responsible for the review, approval, or ratification of all “transactions with related persons” as that term refers to transactions required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC. In reviewing a proposed transaction, the Audit Committee must (i) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Audit Committee. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and consistent with the best interests of the Company and its stockholders.

27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of May 6, 2026 by (i) each of our NEOs; (ii) each of our directors and director nominees; (iii) all of our current executive officers, directors and director nominees as a group; and (iv) each beneficial owner of 5% or more of our outstanding common stock. Ownership percentages are based on 40,707,000 shares of common stock outstanding as of the close of business on May 6, 2026.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge and subject to applicable community property laws, each of the holders of common stock listed below has sole voting and investment power as to the common stock owned unless otherwise noted. The table below includes the number of shares of common stock underlying options that are exercisable within 60 days from May 6, 2026. Except as otherwise noted below, the address for each director or officer listed in the table is c/o Mama’s Creations, Inc., 25 Branca Road, East Rutherford, New Jersey 07073.

Name	Amount and Nature of Beneficial Ownership(a)		Percentage of Outstanding Shares
Executive Officers and Directors
Adam L. Michaels	370,431	(b)	*
Anthony Gruber	1,900		–
Lynn L. Blake	17,935		*
Meghan Henson	21,139		*
Dean Janeway	361,113	(c)	*
Shirley Romig	17,139		*
Moore (Skip) Tappan	1,921		*
Fred Halvin	–		–
Current executive officers, directors, and nominees as a group (8 persons)	417,530		*

Significant Stockholders:
Blackrock, Inc. 50 Hudson Yards New York, NY 10001	2,119,179	(d)	5.2%
Wasatch Advisors LP 505 Wakara Way Salt Lake City, UT 84108	2,077,031	(e)	6.8%

*	Less than one percent.
(a)	Unless otherwise indicated in a footnote below, no director or executive officer has pledged as security any shares shown as beneficially owned. Includes restricted stock units that are scheduled to vest within 60 days of the Record Date.
(b)	Includes 12,935 shares subject to presently exercisable options.
(c)	Includes 15,894 shares held by Mary Janeway & Dean Janeway Jt. Ten.
(d)	Based on Schedule 13G filed by BlackRock, Inc. on January 21, 2026, reflecting beneficial ownership as of December 31, 2025.
(e)	Based on Amendment No. 4 to Schedule 13G filed by Wasatch Advisors LP on April 23, 2026, reflecting beneficial ownership as of March 31, 2026.

28

PROPOSAL 2:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, acting on the recommendation of its Audit Committee, has selected UHY LLP (“UHY”) as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027. UHY was the Company’s independent registered public accounting firm for the most recently completed fiscal year.

Notwithstanding its selection of UHY, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If UHY’s appointment is not ratified by our stockholders, the Audit Committee may reconsider whether to appoint another independent registered public accounting firm.

A representative of UHY is expected to be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions regarding the preparation of the Company’s financial statements.

Required Vote

Provided a quorum is present, this Proposal 2 will be approved if the votes cast for exceed the votes cast against the action. Abstentions and broker non-votes will have no effect on the vote on this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

29

PROPOSAL 3:
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our stockholders to provide advisory, non-binding approval of the compensation of the named executive officers, as set forth in this proxy statement. While this vote is advisory and not binding on the Company, it will provide information to our Board and People and Compensation Committee regarding investor sentiment about our executive compensation policies and practices, which the People and Compensation Committee will be able to consider when determining executive compensation for the fiscal year ending January 31, 2027, and beyond. In light of the results of the advisory vote last held at our annual meeting of stockholders held in 2024, it is our current policy to hold an advisory vote on the compensation of our named executive officers every year.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to support the Company’s business strategy by attracting, motivating, and retaining highly qualified executives while maintaining a strong alignment between pay and performance. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2026 compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

At the 2025 Annual Meeting, our stockholders approved the Say-on-Pay proposal, with more than 98% of the votes cast voting in favor of the proposal.

Required Vote

The vote on this Proposal 3 is advisory, and therefore not binding on the Company, the People and Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

This Proposal 3 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the vote on this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

30

STOCKHOLDER COMMUNICATIONS

The Board of Directors of the Company has not adopted a formal procedure that stockholders must follow to send communications to it. The Board of Directors does receive communications from stockholders, from time to time, and addresses those communications as appropriate. Stockholders can send communication to the Board of Directors in writing to Mama’s Creations, Inc., 25 Branca Road, East Rutherford, New Jersey 07073, Attention: Board of Directors.

OTHER MATTERS

The Board knows of no other matters which may be brought before the meeting other than those set forth in this proxy statement. If any other matters are presented at the meeting on which a vote may properly be taken, the persons named as proxy holders will vote thereon in accordance with their best judgment.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of the materials relating to the Annual Meeting. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you or another stockholder with whom you share an address currently receive multiple copies of our annual report, proxy statement, and/or stockholder letter, or if you hold shares in more than one account but would like to receive only a single copy of materials for your household, then please contact your broker or us. You can make a request by contacting our Chief Financial Officer, by calling (201) 531-1212, or by mail at 25 Branca Road, East Rutherford, New Jersey 07073. If you currently participate in householding and would prefer to receive separate copies of materials for this or future annual meetings, then please contact us in the manner described above and you will receive additional copies, free of charge and promptly upon receipt of your request.

ADDITIONAL INFORMATION

Our annual report on Form 10-K for the fiscal year ended January 31, 2026, as filed with the SEC, is available on the SEC’s website, www.sec.gov, and our corporate website, www.mamascreations.com, under “Investors.” A copy of the annual report on Form 10-K will be sent to any stockholder without charge upon written request addressed to the attention of our Chief Financial Officer at Mama’s Creations, Inc., 25 Branca Road, East Rutherford, New Jersey 07073. Copies of exhibits to the annual report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

31

This proxy is solicited on behalf of the Board of Directors

MAMA'S CREATIONS, INC.

25 Branca Road, East Rutherford, New Jersey 07073

VOTE BY INTERNET - www.MAMA.vote

Use the Internet to vote by proxy up until 11:59 P.M. Eastern Time on July 1, 2026. Have your proxy card in hand when you access the website and then follow the instructions. Enter the 12 digit Control Number below and follow the instructions to vote your proxy.

VOTE BY MAIL

Mark, sign, and date this proxy card and promptly return it to
EQUITY STOCK TRANSFER,
237 W 37th ST, Suite 602, New York, NY 10018,
ATTN: Shareholder Services.

VOTE BY FAX or BY EMAIL

Mark, sign, and date this proxy card and promptly return it
by fax: ((347)-584-3644 ATTN: Shareholder Services or
by email: proxy@equitystock.com ATTN: Shareholder Services.

CONTROL#

The stockholder(s) hereby appoint(s) Adam L Michaels and Anthony Gruber, and each of them, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on this ballot, all of the shares of Common Stock of Mama's Creations, Inc., (the "Company") that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 A.M., EST on July 2, 2026 to be to be held virtually by calling 877-407-3088 (toll free) or +1-877-407-3088 (International), and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein with respect to the proposals set forth in the proxy statement, and in their discretion, upon any matter that may properly come before the meeting or any adjournment(s) or postponement(s) of the meeting. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The undersigned hereby revokes any proxies submitted previously.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

1. To elect five (5) Directors to to hold office for a one-year term and until each of their respective successors are duly elected and qualified. The nominees are:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	For	Withhold
1a. Lynn L. Blake	☐	☐
1b. Fred D. Halvin	☐	☐
1c. Meghan Henson	☐	☐
1d. Dean Janeway	☐	☐
1e. Adam L. Michaels	☐	☐

	For	Against	Abstain
2. To ratify the appointment of UHY LLP as the company's independent registered public accounting firm for the fiscal year ending January 31, 2027	☐	☐	☐
3. To approve, on a non-binding, advisory basis, the compensation of the named executive officers.	☐	☐	☐

Note: To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 877-804-2062 (toll free) or email proxy@equitystock.com

The Notice and Proxy Statement are available at www.MAMA.vote

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, please sign the full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date